Exhibit 99.1

Silo Pharma Announces Pipeline Prioritization for 2024 Targeting Mental Health, Chronic Pain, and Neurology

Preparing Pre-Investigational New Drug Application for lead drug program SPC-15

Company plans to pursue FDA streamlined 505(b)(2) pathway for clinical drug development

SARASOTA, FL, Feb. 1, 2024 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“Silo” or the “Company”), a developmental stage biopharmaceutical company focused on developing novel formulations and drug delivery systems for traditional therapeutics and psychedelic treatments, today announced updates for its strategic 2024 focus for its clinical pipeline. The Company is advancing a diversified portfolio of four drugs targeting three health areas: mental health, chronic pain, and neurology.

“This year we are prioritizing clinical development of our post-traumatic stress disorder (PTSD) therapeutic, SPC-15, in collaboration with Columbia University, and we plan to submit a Pre-Investigational New Drug Application (IND) to the U.S. Food and Drug Administration (FDA) by the end of the second fiscal quarter in 2024,” said Eric Weisblum, CEO of Silo. “Each of our novel therapeutics target underserved diseases with limited treatment options where we believe we can deliver quality medical care and make an impact.”

Silo’s lead program, SPC-15, is an intranasal prophylactic treatment for the treatment of PTSD and stress-induced anxiety disorder, an underserved market with few approved drugs. A dose-ranging non GLP study of SPC-15 is in progress, with a final validation report expected in the first half of 2024. With PTSD affecting 3.5%1 of U.S. adults and few approved drugs, SPC-15's method of action could offer a new and much-needed treatment solution.

Silo’s next prioritized program is SP-26, an innovative non-opioid chronic pain solution, developed as an injectable and dissolvable time-release ketamine-loaded implant for fibromyalgia, utilizing the subcutaneous injection method. As a self-administered treatment, SP-26 holds the potential to be the first at-home ketamine treatment approved for chronic pain management.

Silo’s collaboration with Columbia University has also produced SPC-14, a nascent Alzheimer’s disease therapeutic. With initial positive results from animal studies and more data expected in 2024, Silo believes SPC-14 represents an encouraging development in Alzheimer’s disease research.

SPU-16, targeting multiple sclerosis (MS), is being developed in collaboration with the University of Maryland, Baltimore (UMB). The novel homing peptide is designed to cross the blood-brain barrier and target damaged tissue and inflammation.

Silo plans to utilize the FDA’s streamlined 505(b)(2) pathway for drug approval. This approach, allowing the inclusion of external safety and efficacy data in INDs, is expected to expedite the approval process and can reduce development costs significantly. Through its collaborations with Columbia University and UMB, Silo aims to leverage this pathway for each of SPC-15, SP-26, and SPC-14.

Silo Pharma

Silo Pharma Inc. (Nasdaq: SILO) is a developmental stage biopharmaceutical company developing novel therapeutics that address underserved conditions including stress-induced psychiatric disorders, chronic pain conditions, and central nervous system (CNS) diseases. Silo focuses on developing traditional therapies and psychedelic treatments in novel formulations and drug delivery systems. The Company’s lead program, SPC-15, is an intranasal treatment targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting multiple sclerosis (MS). Silo’s research and development programs are conducted through collaborations with Columbia University and the University of Maryland, Baltimore. For more information, visit www.silopharma.com and connect on social media at LinkedIn, X, and Facebook.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

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[1]	American Psychiatric Association: What is Posttraumatic Stress Disorder?